UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): AUGUST 14, 2007
ATARI, INC.
(Exact name of registrant as specified in charter)
DELAWARE
(State or other jurisdiction
of incorporation or organization)
Commission File Number: 0-27338
13-3689915
(I.R.S. employer identification no.)
417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
(Address of principal executive
offices, including zip code)
(212) 726-6500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement
     On August 14, 2007, Atari, Inc. and our new landlord, W2007 Fifth Realty, LLC, amended the lease under which we occupy space in 417 Fifth Avenue, New York City, to reduce the space we occupy by approximately one-half, effective December 31, 2007. As a result, our rent under the amended lease will be reduced from its current approximately $2.4 million per year to approximately $1.2 million per year from January 1, 2008 through June 30, 2011, approximately $1.3 million per year for the five years thereafter, and approximately $1.5 million per year for the last five years of the term.
Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     (a) On August 16, 2007, we received a NASDAQ Staff Determination stating that because we did not file our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 within the prescribed time period we are not in compliance with Marketplace Rule 4310(c)(14) and that such deficiency serves as an additional basis for delisting our securities from the Nasdaq Global Market. Receipt of the Determination does not result in immediate delisting of our common stock.
     We have previously made a request for a hearing with The NASDAQ Listing Qualifications Panel to appeal the NASDAQ Staff’s Determination with respect to our delinquency in filing our Annual Report on Form 10-K and have a hearing date of August 30, 2007. The Panel will consider both deficiencies at that time. The hearing request stayed any delisting pending the Panel’s decision. We have not filed our Form 10-K because we are still determining what, if any, accounting entries we need to make with respect to certain severance matters. We cannot determine our first quarter results until the prior year end results are final. We will endeavor to make that determination as quickly as possible and therefore file our Form 10-K prior to the hearing date and our Form 10-Q as promptly as possible thereafter. If we do not, there can be no assurance the Panel will grant our request for continued listing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARI, INC.
By:	/s/ Kristina K. Pappa
Kristina K. Pappa
Vice President and General Counsel

Date: August 17, 2007

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